Exhibit 23(b)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Target Corporation for the registration of debt securities, preferred stock, depositary shares, common stock and securities warrants and to the incorporation by reference therein of our reports dated March 14, 2018, with respect to the consolidated financial statements of Target Corporation, and the effectiveness of internal control over financial reporting of Target Corporation, included in its Annual Report (Form 10-K) for the year ended February 3, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
May 8, 2018